United States
                       Securities and Exchange Commission

                             WASHINGTON, D.C. 20549

                                  Schedule 13G
                                (Amendment___*)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             SAGENT TECHNOLOGY, INC.
                     ---------------------------------------
                                (Name of Issuer)

                                  Common Stock
                        ---------------------------------
                         (Title of Class of Securities)

                                   786693 10 1
                        ---------------------------------
                                 (CUSIP Number)


                                December 31, 1999
         -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         [X]      Rule 13d-1(c)

         [ ]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 14 pages

CUSIP No. 786693 10 1                                                                       Page 2 of 14 pages


--------------------------------------------------------------------------------------------------------------
  (1)  Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         El Dorado Ventures III, L.P.
--------------------------------------------------------------------------------------------------------------
  (2)  Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                        (b) X

--------------------------------------------------------------------------------------------------------------
  (3)  SEC Use Only


--------------------------------------------------------------------------------------------------------------
  (4)  Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power           2,324,773
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power                -0-
Person With
                                                     (7)      Sole Dispositive Power      2,324,773

                                                     (8)      Shared Dispositive Power           -0-

  (9)  Aggregate Amount Beneficially Owned By Each Reporting Person

                2,324,773
--------------------------------------------------------------------------------------------------------------
  (10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------------------------------------
  (11) Percent Of Class Represented By Amount In Row (11)

                9.25 %
--------------------------------------------------------------------------------------------------------------
  (12) Type Of Reporting Person

                  PN
--------------------------------------------------------------------------------------------------------------

                                     SEE INSTRUCTION BEFORE FILLING OUT!


                                                 Page 2 of 14 pages

CUSIP No: 786693 10 1                                                                       Page 3 of 14 pages


--------------------------------------------------------------------------------------------------------------
  (1)  Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         El Dorado Technology IV, L.P.
--------------------------------------------------------------------------------------------------------------
  (2)  Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                        (b) X

--------------------------------------------------------------------------------------------------------------
  (3)  SEC Use Only


--------------------------------------------------------------------------------------------------------------
  (4)  Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power              58,677
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power                -0-
Person With
                                                     (7)      Sole Dispositive Power         58,677

                                                     (8)      Shared Dispositive Power           -0-

  (9)  Aggregate Amount Beneficially Owned By Each Reporting Person

                  58,677
--------------------------------------------------------------------------------------------------------------
  (10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------------------------------------
  (11) Percent Of Class Represented By Amount In Row (11)

                  0.23%
--------------------------------------------------------------------------------------------------------------
  (12) Type Of Reporting Person

                  PN
--------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!


                                                Page 3 of 14 pages

CUSIP No: 786693 10 1                                                                       Page 4 of 14 pages


--------------------------------------------------------------------------------------------------------------
  (1)  Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         El Dorado Ventures IV, L.P.
--------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                        (b) X

--------------------------------------------------------------------------------------------------------------
  (3) SEC Use Only


--------------------------------------------------------------------------------------------------------------
  (4) Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power             350,658
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power                -0-
Person With
                                                     (7)      Sole Dispositive Power        350,658

                                                     (8)      Shared Dispositive Power           -0-

  (9)  Aggregate Amount Beneficially Owned By Each Reporting Person

                  350,658
--------------------------------------------------------------------------------------------------------------
  (10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------------------------------------
  (11) Percent Of Class Represented By Amount In Row (11)

                  1.40 %
--------------------------------------------------------------------------------------------------------------
  (12) Type Of Reporting Person

                  PN
--------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!


                                                Page 4 of 14 pages

CUSIP No: 786693 10 1                                                                      Page 5 of 14 Pages


--------------------------------------------------------------------------------------------------------------
  (1)  Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         El Dorado Technology '98, L.P.
--------------------------------------------------------------------------------------------------------------
  (2)  Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                        (b) X

--------------------------------------------------------------------------------------------------------------
  (3)  SEC Use Only


--------------------------------------------------------------------------------------------------------------
  (4) Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power               5,027
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power                -0-
Person With
                                                     (7)      Sole Dispositive Power          5,027

                                                     (8)      Shared Dispositive Power           -0-

  (9)  Aggregate Amount Beneficially Owned By Each Reporting Person

                  5,027
--------------------------------------------------------------------------------------------------------------
  (10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------------------------------------
  (11) Percent Of Class Represented By Amount In Row (11)

                  0.02 %
--------------------------------------------------------------------------------------------------------------
  (12) Type Of Reporting Person

                  PN
--------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!


                                                Page 5 of 14 pages

CUSIP No. 786693 10 1                                                                      Pages 6 of 14 Pages


--------------------------------------------------------------------------------------------------------------
  (1)  Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         El Dorado Venture Partners III, L.P.
--------------------------------------------------------------------------------------------------------------
  (2)  Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                        (b) X

--------------------------------------------------------------------------------------------------------------
  (3)  SEC Use Only


--------------------------------------------------------------------------------------------------------------
  (4)  Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power           2,383,450
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power                -0-
Person With
                                                     (7)      Sole Dispositive Power      2,383,450

                                                     (8)      Shared Dispositive Power           -0-

  (9)  Aggregate Amount Beneficially Owned By Each Reporting Person

                  2,383,450
--------------------------------------------------------------------------------------------------------------
  (10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------------------------------------
  (11) Percent Of Class Represented By Amount In Row (11)

                  9.48%
--------------------------------------------------------------------------------------------------------------
  (12) Type Of Reporting Person

                  CO
--------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!


                                                Page 6 of 14 pages

CUSIP No. 786693 10 1                                                                      Pages 7 of 14 Pages


--------------------------------------------------------------------------------------------------------------
  (1)  Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         El Dorado Venture Partners IV, LLC

--------------------------------------------------------------------------------------------------------------
  (2)  Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                        (b) X

--------------------------------------------------------------------------------------------------------------
  (3)  SEC Use Only


--------------------------------------------------------------------------------------------------------------
  (4)  Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power            355,685
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power                -0-
Person With
                                                     (7)      Sole Dispositive Power        355,685

                                                     (8)      Shared Dispositive Power           -0-

  (9)  Aggregate Amount Beneficially Owned By Each Reporting Person

                  355,685
--------------------------------------------------------------------------------------------------------------
  (10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------------------------------------
  (11) Percent Of Class Represented By Amount In Row (11)

                  1.42 %
--------------------------------------------------------------------------------------------------------------
  (12) Type Of Reporting Person

                  CO
--------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!


                                                Page 7 of 14 pages

CUSIP No. 786693 10 1                                                                             Page 8 of 14


--------------------------------------------------------------------------------------------------------------
  (1)  Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Thomas Peterson
--------------------------------------------------------------------------------------------------------------
  (2)  Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                        (b) X

--------------------------------------------------------------------------------------------------------------
  (3)  SEC Use Only


--------------------------------------------------------------------------------------------------------------
  (4)  Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power                  -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power         2,739,135
Person With
                                                     (7)      Sole Dispositive Power             -0-

                                                     (8)      Shared Dispositive Power    2,739,135

  (9)  Aggregate Amount Beneficially Owned By Each Reporting Person

                  2,739,135
--------------------------------------------------------------------------------------------------------------
  (10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------------------------------------
  (11  Percent Of Class Represented By Amount In Row (11)

                  10.96 %
--------------------------------------------------------------------------------------------------------------
  (12) Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!


                                                Page 8 of 14 pages

CUSIP No. 786693 10 1                                                                             Page 9 of 14


--------------------------------------------------------------------------------------------------------------
  (1)  Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Gary W. Kalbach

--------------------------------------------------------------------------------------------------------------
  (2)  Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                        (b) X

--------------------------------------------------------------------------------------------------------------
  (3)  SEC Use Only


--------------------------------------------------------------------------------------------------------------
  (4)  Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power                  -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power         2,739,135
Person With
                                                     (7)      Sole Dispositive Power             -0-

                                                     (8)      Shared Dispositive Power    2,739,135

  (9)  Aggregate Amount Beneficially Owned By Each Reporting Person

                           2,739,135
--------------------------------------------------------------------------------------------------------------
  (10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------------------------------------
  (11) Percent Of Class Represented By Amount In Row (11)

                  10.96 %
--------------------------------------------------------------------------------------------------------------
  (12) Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!


                                                Page 9 of 14 pages

CUSIP No. 786693 10 1                                                                           Page 10 of 14


--------------------------------------------------------------------------------------------------------------
  (1)  Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Shanda Bahles
--------------------------------------------------------------------------------------------------------------
  (2)  Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                        (b) X

--------------------------------------------------------------------------------------------------------------
  (3)  SEC Use Only


--------------------------------------------------------------------------------------------------------------
  (4)  Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power                  -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power         2,739,135
Person With
                                                     (7)      Sole Dispositive Power             -0-

                                                     (8)      Shared Dispositive Power    2,739,135

  (9)  Aggregate Amount Beneficially Owned By Each Reporting Person

                           2,739,135
--------------------------------------------------------------------------------------------------------------
  (10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------------------------------------
  (11) Percent Of Class Represented By Amount In Row (11)

                  10.96 %
--------------------------------------------------------------------------------------------------------------
  (12) Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                                Page 10 of 14 pages

                                                             Page 11 of 14 Pages

Item 1.

(a)      Name of Issuer: Sagent Technology, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  800 W. El Camino Real, Suite 300
                  Mountain View, CA 94040


Item 2.

(a)      Name of Person Filing:

         El Dorado Ventures III, L.P. ("EDV III")
         El Dorado Technology IV, L.P. ("EDT IV")
         El Dorado Venture Partners III, L.P. ("EDVP III")
         El Dorado Ventures IV, L.P. ("EDV IV")
         El Dorado Technology '98, L.P. ("EDT'98")
         El Dorado Venture Partners IV, LLC ("EDVP IV")
         Thomas Peterson ("TP")
         Gary W. Kalbach ("GWK")
         Shanda Bahles ("SB")

(b)      Address of Principal Business Office:

         2400 Sand Hill Rd., Suite 100
         Menlo Park, CA 94025

(c)      Citizenship/Place of Organization:


         Entities:                          EDV III - California
                                            EDT IV - California
                                            EDVP III - California
                                            EDV IV - California
                                            EDT'98 - California
                                            EDVP IV -- California

         Individuals:                       Thomas Peterson - United States
                                            Gary W. Kalbach - United States
                                            Shanda Bahles - United States


(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number:     786693 10 1

Item 3.  Not applicable.



                               Page 11 of 14 pages

                                                                                                                 Page 12 of 14 Pages
Item 4   Ownership.
------------------------------------------------------------------------------------------------------------------------------------
                                                      El Dorado                         El Dorad
                               El Dorado  El Dorado   Venture    El Dorado  El Dorado    Venture
                               Ventures   Technology  Partners   Ventures   Technology  Partners    Thomas      Gary W.      Shanda
                               III, L.P.   IV, L.P.   III, L.P.  IV, L.P.   '98, L.P.   IV, LLC    Peterson     Kalbach      Bahles
------------------------------------------------------------------------------------------------------------------------------------
         Beneficial
(a)      Ownership              2,324,773   58,677    2,383,450   350,658    5,027      355,685   2,739,135   2,739,135   2,739,135
------------------------------------------------------------------------------------------------------------------------------------

         Percentage of Class        10.96%    0.23%        9.48%              1.42%        1.42%      10.96%      10.96%      10.96%
------------------------------------------------------------------------------------------------------------------------------------

(b)      Sole Voting Power      2,324,773   58,677    2,383,450   350,658    5,027      355,685         -0-          -0-         -0-
------------------------------------------------------------------------------------------------------------------------------------

(c)      Shared Voting Power           -0-      -0-          -0-       -0-      -0-          -0-   2,739,135  2,739,135   2,739,135
------------------------------------------------------------------------------------------------------------------------------------
         Sole Dispositive
         Power                  2,324,773   58,677    2,383,450   350,658    5,027      355,685         -0-          -0-         -0-
------------------------------------------------------------------------------------------------------------------------------------
         Shared Dispositive
         Power                         -0-      -0-          -0-       -0-      -0-          -0-  2,739,135   2,739,135   2,739,135
------------------------------------------------------------------------------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of class of securities, check the following:

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.  Notice of Dissolution of Group

Not applicable.

Item 10. Certification

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or


                               Page 12 of 14 pages

                                                             Page 13 of 14 Pages

influencing  the control of the issuer of the  securities  and were not acquired and are not  held in  connection  with or as a  participant  in any  transaction having that purpose or effect.
Date:    February 14, 2000

EL DORADO VENTURES III, L.P.                                  EL DORADO TECHNOLOGY '98, L.P.
By:      El Dorado Venture Partners III, L.P.                 By:      El Dorado Venture Partners IV, LLC
         its general partner                                           its general partner


By:      /s/ Thomas H. Peterson                               By:      /s/ Thomas H. Peterson
   -----------------------------------------                     ----------------------------
         Managing Member                                               Managing Member


EL DORADO TECHNOLOGY IV, L.P.                                 EL DORADO VENTURE PARTNERS IV, LLC

By:      El Dorado Venture Partners III, L.P                  By:      /s/ Thomas H. Peterson
         its general partner                                  ----------------------------
                                                                       Managing Member


By:      /s/ Thomas H. Peterson                                        Thomas H. Peterson
   -----------------------------------------                  ---------------------------
         Managing Member                                               THOMAS PETERSON


EL DORADO VENTURE PARTNERS III, L.P.                                   /s/ Gary W. Kalbach
                                                              ----------------------------
                                                                       GARY W. KALBACH

By:      /s/ Thomas H. Peterson
   -----------------------------------------
         Managing Member

EL DORADO VENTURES IV, L.P.                                            /s/ Shanda Bahles
                                                              --------------------------
                                                                       SHANDA BAHLES

By:      El Dorado Venture Partners IV, LLC
         its general partner

By:      /s/ Thomas H. Peterson
   -----------------------------------------
         Managing Member

                                Page 13 of 14 pages

                                                             Page 14 of 14 Pages

                                    Exhibit A
                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.
Date:    February 14, 2000


EL DORADO VENTURES III, L.P.                                  EL DORADO TECHNOLOGY '98, L.P.
By:      El Dorado Venture Partners III, L.P.                 By:      El Dorado Venture Partners IV, LLC
         its general partner                                           its general partner


By:      /s/ Thomas H. Peterson                               By:      /s/ Thomas H. Peterson
   -----------------------------------------                     -----------------------------------------
         Managing Member                                               Managing Member


EL DORADO TECHNOLOGY IV, L.P.                                 EL DORADO VENTURE PARTNERS IV, LLC

By:      El Dorado Venture Partners III, L.P.                 By:      /s/ Thomas H. Peterson
         its general partner                                     -----------------------------------------
                                                                       Managing Member

By:      /s/ Thomas H. Peterson
   -----------------------------------------
         Managing Member                                               /s/ Thomas H. Peterson
                                                                 -----------------------------------------
EL DORADO VENTURE PARTNERS III, L.P.                                   THOMAS PETERSON

By:      /s/ Thomas H. Peterson
   -----------------------------------------                           /s/ Gary W. Kalbach
         Managing Member                                         -----------------------------------------
                                                                       GARY W. KALBACH
EL DORADO VENTURES IV, L.P.

By:      El Dorado Venture Partners IV, LLC                            /s/ Shanda Bahles
         its general partner                                     -----------------------------------------
                                                                       SHANDA BAHLES
By:      /s/ Thomas H. Peterson
   -----------------------------------------
         Managing Member